UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d) (2))

[ ]	Definitive Information Statement

Life Clips, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF LIFE CLIPS INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

LIFE CLIPS, INC.

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the following action has been approved pursuant to the written consent of the holders of a majority of the voting power of the outstanding common stock of Life Clips Inc., a Wyoming corporation (the “Company ,” “ we ,” “ us ,” or “ our “) dated June 24, 2021, in lieu of a special meeting of the stockholders and in accordance with Wyoming Business Corporation Act §17-16-704 (d):

A.	To effect a reverse split of the Company’s common stock on the basis of 15 (Fifteen) common shares for 1 (One) new common share.

B.	To amend the Company’s Articles of Incorporation, to change the number of authorized shares of common stock of the Company to 5,000,000,000, $0.0010 par value, following the reverse split.

Stockholders of record at the close of business on June 17, 2021 (the “Record Date”), are entitled to receive a copy of this information statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions described herein will not be implemented until a date at least 20 days after the date on which this Information Statement has been mailed to the stockholders. The Company anticipates that the amendments described will be effected on or before the close of business on July 19, 2021.

The Information Statement is also available at https://www.sec.gov/edgar/searchedgar/companysearch.html. This website also includes copies of the Information Statement and the Annual Report to stockholders for the fiscal year ended June 30, 2020. Stockholders may also request a copy of the Information Statement and the Company’s Annual Report by contacting our main office at (800) 292-8991.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

By order of the Board of Directors of Life Clips, Inc.

July 8, 2021

By:	/s/ Robert Grinberg
Robert Grinberg
Director and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Victoria Rudman
Victoria Rudman
Chief Financial Officer and Director
(Principal Financial and
Principal Accounting Officer)

By:	/s/ William Singer
William Singer
Director

By:	/s/ Dr. Charles Adelson
Dr. Charles Adelson
Director

LIFE CLIPS INC.

18851 NE 29th Ave., Suite 700-PMB# 348

Aventura, Florida 33180

INFORMATION STATEMENT

This Information Statement is being mailed on or about July 19, 2021 to the holders of record at the close of business on June 17, 2021 (the “Record Date”) of shares of the common stock of Life Clips, Inc., a Wyoming corporation, in connection with actions taken by the holders of a majority of our outstanding common stock as follows:

A.	To effect a reverse split of the Company’s common stock on the basis of 15 (Fifteen) common shares for 1 (One) new common share.

B.	To amend the Company’s Articles of Incorporation, to change the number of authorized shares of common stock of the Company to 1,000,000,000, $0.0010 par value, following the reverse split.

The action above was approved on June 24, 2021, by one holder of our Series A preferred stock representing a majority of our issued and outstanding Common Stock, as of such date, by execution of a written consent in lieu of a special meeting of stockholders (the “Majority Stockholder Consent”), approving the above matter, which had previously been approved by the Board of Directors of the Company on June 3, 2021, and recommended to be presented to the majority stockholders for their approval.

Under WY Stat § 17-16-1001 and Wyoming Business Corporation Act §17-16-704 (d) and in accordance with the Bylaws of the Company, all activities requiring stockholder approval may be taken by obtaining the written consent and approval of more than 50.1% of the holders of voting stock in lieu of a meeting of the stockholders. Because the shareholders are entitled to cast a vote representing more than 50.1% of the total issued and outstanding voting capital stock of the Company on the Record Date, no action by the minority stockholders in connection with the Action is required.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under Nevada Law are afforded to the Company’s stockholders as a result of the approval of the actions set forth above.

Vote Required

The number of votes cast in favor of the action described above had to exceed 50% of the issued and outstanding shares entitled to vote thereon. As of the date of the Majority Stockholder Consent, the Company had outstanding 1,259,831,337shares of common stock. The majority stockholders voted more than 50.1% of our voting shares via the Majority Stockholder Consent, to approve the actions described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of the Record date through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders. The holders of preferred stock are entitled to cast votes equal to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible. Effective May 19, 2017, the Company amended its Articles of Incorporation to designate 1,000,000 shares of preferred stock as Series A Preferred Stock, with a par value of $0.001 per share (the “Series A Stock”). Each share of Series A Stock ranks, with respect to dividend rights and rights upon liquidation, winding up or dissolution of the Company, the same as the common stock of the Company, par value $0.001 per share (the “Common Stock”) and is not entitled to any specific dividends or other distributions, other than those declared by the Board of Directors. Each share of Series A Stock has 400 votes on any matter submitted to the shareholders of the Company, and the Series A Stock votes together with the holders of the outstanding shares of all other capital stock of the Company (including the Common Stock and any other series of preferred stock then outstanding), and not as a separate class, series or voting group on any such matter. The Series A Preferred Stock is not transferrable by the holder and may be redeemed by the Company at any time for the par value. In the event that the holder of Series A Preferred Stock who is an employee or officer of the Company leaves their position as an employee or officer of the Company for any reason, the Series A Preferred Stock held by that holder will be automatically cancelled and will revert to being authorized and unissued shares of Series A Preferred Stock. The Series A Stock is not convertible into any other class of shares of the Company As a result, Victoria Rudman, being the holder of 1,000,000 shares of Series A Preferred Stock of the Company, received a controlling interest in the Company due to the voting rights of the Series A Preferred Stock being connected to their super-majority conversion rights.

The following sets forth the number of shares of our $0.001 par value common stock beneficially owned by (i) each person who, as of June 24, 2021, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 1,259,831,337 common shares were issued and outstanding as of March 30, 2021. To date, these shares have not been issued and would increase the outstanding to 1,274,331,337.

Name and Address of Beneficial Owner(1)	Common Stock Beneficial Ownership	Percent of Class(2)	Outstanding Series A Preferred Stock	Percent of Class
Robert Grinberg	—	—	3,000,000	60.00%
Victoria Rudman (4)	7,500,000	0.59%	2,000,000	40.00%
William Singer (5)	6,000,000	0.47%
Dr. Charles Adelson (6)	1,000,000	0.08%
All executive officers and directors as a group (three people)	14,500,000	1.14%	1,000,000	100.00%
Other 5% Holders: None

Only included above are shares vested but not yet issued through June 30, 2020.

(1)	All ownership is beneficial and of record, unless indicated otherwise.

(2)	The Beneficial owner has sole voting and investment power with respect to the shares shown. These percentages are calculated using the increased outstanding shares of 1,274,331,337.

(3)	Each share of Series A Preferred Stock entitles the holder to 400 votes on all matters submitted to a vote of the Company’s stockholders.

(4)

Victoria Rudman was granted 7,500,000 shares of restricted common stock on June 30, 2017; of which the entire 7,500,000 share grant was fully vested by December 31, 2018. Ms. Rudman’s employment contract ended on June 30, 2019 and she has been working for stock issuances granted by the board of directors.

(5)

William Singer was granted 6,000,000 on August 31, 2017; of which the entire 6,000,000 share grant was fully vested by March 31, 2019. Mr. Singer’s employment contract ended on March 1, 2019 and he has been working for stock issuances granted by the board of directors.

(6)	Dr. Charles Adelson was appointed as a director on August 29, 2017. Mr. Adelson was awarded a total of 1,000,000 stock options, of which the entire 1,000,000 common stock shares were eligible for issuance by May 31, 2018. Dr. Adelson has since been working for stock issuances granted by the board of directors

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes information regarding the compensation awarded to, earned by or paid to, our Chief Executive Officer, and our other most highly compensated executive officers who earned in excess of $100,000 during the fiscal year ended June 30, 2020 and June 30, 2019, who we will collectively refer to as the named executive officers, for the fiscal years ended June 30, 2020 and 2019, are set out in the following summary compensation table:

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Victoria Rudman(1)(2)(3)	2019	180,000	Nil	Nil	Nil	Nil	Nil	Nil	180,000
CFO	2020	180,000	Nil	Nil	Nil	Nil	Nil	Nil	180,000

(1) The compensation for Ms. Rudman is being accrued until the Company has sufficient funds to pay for their services.

(2) Victoria Rudman was granted 7,500,000 shares of common stock on June 30, 2017; of which 1,875,000 shares vested on December 30, 2017 and 1,875,000 shares vested on June 30, 2018 and thereafter 625,000 shares of the Common Stock vested each month thereafter. By December 31, 2018, the entire 7,500,000 share grant was fully vested.

(3) For the year ending June 30, 2019, Ms. Rudman’s employment agreement, made by the former CEO, did not auto-renew, as it was deemed to be no longer pertinent. It was replaced on July 1, 2018 with a board resolution on June 2, 2020 and her salary is being accrued.

Compensation for Executive Officers and Directors

Compensation arrangements for our named executive officers and directors are described below.

Employment Agreement – Robert Grinberg

The Company entered into an employment agreement with Robert Grinberg as of June 23, 2021. The agreement provides for a salary of $250,000 per year and expense reimbursements for rent and an executive assistant. The Agreement also provides for certain equity incentives.

Employment Agreement- Victoria Rudman

In connection with her engagement as the Chief Financial Officer of the Company, the Company entered into an Executive Employment Agreement with Ms. Rudman (the “Agreement”) on June 30, 2017. The Agreement was for a two-year term, which automatically renewed for successive additional one-year terms unless either Ms. Rudman or the Company notifies the other party that they do not wish the Agreement to so renew. The Agreement provided that Ms. Rudman will serve as the Company’s Chief Executive Officer and as a member of the Board.

Pursuant to the Agreement, the Company was to pay Ms. Rudman a salary of $150,000 annually, payable on a monthly basis. The Company was unable to pay this Base Salary. Therefore, the Company and the Executive agreed to an initial payment of $8,000 per month towards the Base Salary. The Base Salary continues to accrue until the Company has raised $100,000 or more for working capital, collectively, since the Effective Date and, at such time, the accrued Base Salary would be paid in full and regular payments of the Base Salary going forward would commence.

As of June 30, 2021, the Company and Rudman agreed to settle the accrued amounts for (i) $15,000 in cash and (ii) 33,995,000 shares of the Company’s common stock on a pre-split basis.

In addition, the Company granted to Ms. Rudman, effective as of June 30, 2017, a total of 7,500,000 shares of the Company’s unregistered common stock, par value $0.001 per share (the “Common Stock”). 1,875,000 shares of the Common Stock will vest on December 30, 2017, 1,875,000 shares of the Common Stock will vest on June 30, 2017 and 625,000 shares of the Common Stock will vest each month thereafter.

Pursuant to the Agreement, the Company also agreed to grant Ms. Rudman 500,000 shares of Common Stock on each anniversary of June 30, 2017, provided that the amount of these shares of Common Stock will be based on performance and may be adjusted by the Board. The shares of Common Stock in these grants will vest 50% on each anniversary of the applicable grant.

Employment Agreement- William Singer

In connection with his engagement as the Executive Vice President of Sales and Marketing of the Company, the Company entered into an Executive Employment Agreement with Mr. Singer (the “Agreement”) on March 1, 2017. The Agreement was for a two-year term, which automatically renewed for successive additional one-year terms unless either Mr. Singer or the Company notified the other party that they do not wish the Agreement to so renew. The Agreement provided that Mr. Singer will serve as the Company’s Executive Vice President of Sales and Marketing and as a member of the Board.

Pursuant to the Agreement, the Company would pay Mr. Singer a salary of $3,500 per month, which commenced effective as of February 1, 2017, provided that following the month in which the Company begins generating revenue Mr. Singer’s salary would be increased to $5,000 per month. Mr. Singer would also receive a commission of 1% of any net sales revenue collected by the Company on the sales of its products, based on the wholesale price, and contingent on the sale being profitable to the Company, and would be eligible for a bonus as jointly determined by the Board and Mr. Singer.

In addition, the Company granted to Mr. Singer, effective as of March 1, 2017, a total of 6,000,000 shares of the Company’s unregistered common stock, par value $0.001 per share (the “Common Stock”). 1,500,000 shares of the Common Stock will vest on March 1, 2018 and 250,000 shares of the Common Stock will vest each month thereafter.

Pursuant to the Agreement, the Company also agreed to grant Mr. Singer 500,000 shares of Common Stock on each anniversary of March 1, 2017, provided that the amount of these shares of Common Stock will be based on performance and may be adjusted by the Board. The shares of Common Stock in these grants will vest 50% on each anniversary of the applicable grant.

As of June 30, 2021, the Company and Singer agreed to settle the accrued amounts for 8,050,000 shares of the Company’s common stock on a pre-split basis.

ACTION 1: REVERSE STOCK SPLIT AND AUTHORIZATION OF COMMON SHARES

Overview

As of March 31, 2021 and June 30, 2020, $2,428,960 of the Company’s convertible notes were in-default. At March 31, 2021, the Company has outstanding convertible debt of $2,478,960 which is due within the next 12 months.

The Company’s convertible promissory notes and detachable warrants gave rise to derivative financial instruments. The notes embodied certain terms and conditions that were not clearly and closely related to the host debt agreement in terms of economic risks and characteristics. These terms and features consist of the embedded conversion option. Additionally, the detachable warrants contained terms and features that gave rise to derivative liability classification. As of March 31, 2021, the Company does not have enough authorized shares to settle all potential conversion and warrant transactions.

In order to comply with the terms of the Agreement, our Board of Directors has determined that it is advisable and in our and our stockholders’ best interests that the Board of Directors be granted the authority to implement a reverse stock split of the issued and outstanding shares of our Common Stock in a ratio of 15 (Fifteen) for 1 (One). In conjunction with the reverse split the Company will amend its articles of incorporation to authorize 5,000,000,000 (Five Billion) common shares.

Accordingly, the Board of Directors has unanimously approved a resolution proposing an amendment to our amended and restated certificate of incorporation to allow for the reverse stock split and recommended that it be approved by our shareholders. The Shareholders approved the reverse split amendment by the written consent of a majority of the shares entitled to vote thereon.

As a result of the stockholder approval for the Action, 20 days after the date of mailing of our Definitive Information Statement on Schedule 14C to our stockholders, the Board of Directors will have the authority to effect the reverse stock split and amendment to authorize 5,000,000,000 (Five Billion) common shares.

The text of the form of the proposed amendment to our certificate of incorporation is attached hereto as Annex A. By approving this Action, stockholders approved the aforesaid reverse stock split and authorized the Board of Directors to file the amendment.

Certain of our officers and directors have an interest in the reverse stock split as a result of their ownership of Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

Principal Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each common stockholder will own a reduced number of shares of Common Stock. Except to the extent that whole shares will be exchanged in lieu of fractional shares as described below, the proposed reverse stock split will affect all common stockholders uniformly and will not affect any stockholder’s percentage ownership interest in us and proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split.

The following table contains approximate information relating to the Common Stock under the proposed reverse stock split ratio, without giving effect to any adjustments for fractional shares of Common Stock, as of June 30, 2021:

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Authorized but Unissued
Pre-Reverse Stock Split	5,000,000,000	1,259,831,337	3,740,168,663
Post-Reverse Stock Split 1:15	5,000,000,000	83,988,755	4,916,011,245

On April 20, 2017, the Company approved the Life Clips, Inc. 2017 Stock and Incentive Plan (“the Plan”). The Plan provides for the granting of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock grants and units, performance units and awards, and cash. The Plan allows for an issuance of a maximum of 20,000,000 shares of common stock, with awards made at the discretion of the board of directors. No awards have been made to date. The current management does not have any plans to issue stock options in the future to executive officers and directors.

In addition, proportionate adjustments will be made to the per share exercise price of all outstanding warrants to purchase shares of our Common Stock.

If the proposed reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

After the effective date of the reverse stock split, our Common Stock would have a new committee on uniform securities identification procedures (“CUSIP”) number, a number used to identify our Common Stock.

The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act. Our Common Stock would continue to be reported on OTCQB under the symbol “LCLP”.

Effective Date

The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to our amended and restated certificate of incorporation with the office of the Secretary of State of the State of Wyoming. On the effective date, shares of Common Stock issued and outstanding and the shares of Common Stock held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board of Directors within the limits set forth in this Action.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the reverse stock split will automatically be entitled to receive an additional share of Common Stock. In other words, any fractional share will be rounded up to the nearest whole number.

Record and Beneficial Stockholders

If the Board of Directors elects to implement the reverse stock split, stockholders of record holding some or all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of our Common Stock they hold after the reverse stock split. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the Board of Directors elects to implement the reverse stock split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the reverse stock split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for post-reverse stock split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split rounded up to the nearest whole share. No new post-reverse stock split share certificates, including those representing whole shares to be issued in lieu of fractional shares, will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.0001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The shares of Common Stock held in treasury will also be reduced proportionately based on the exchange ratio of the reverse stock split. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the reverse stock split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the Wyoming Business Corporation Act with respect to the proposed amendments to our amended and restated certificate of incorporation to allow for the reverse stock split and we will not independently provide the stockholders with any such right if the reverse stock split is implemented.

Certain Material U.S. Federal Income Tax Consequence of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split to our stockholders who are United States holders, as defined below. This summary is general in nature and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any U.S. federal non-income, state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, real estate investment trusts, real estate mortgage investment conduits, foreign entities, nonresident alien individuals, broker-dealers, stockholders whose functional currency is not the U.S. dollar, partnerships (or other entities classified as partnership for U.S. federal income tax purposes, S corporations or other flow-through entities for U.S. federal income tax purposes, and tax-exempt entities. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders that received Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging constructive sale or conversion transaction for federal income tax purposes. This summary also assumes that you are a United States holder (defined below) who has held, and will hold, shares of Common Stock as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), i.e., generally, property held for investment. Finally, the following discussion does not address the tax consequences of transactions occurring prior to or after the reverse stock split (whether or not such transactions are in connection with the reverse stock split), including, without limitation, the exercise of options or rights to purchase Common Stock in anticipation of the reverse stock split.

The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. You should consult with your own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any state, including the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust that (i) is subject to the primary supervision of a U.S. court and of which one or more “U.S. persons” (as defined in the Code) has the authority to control all substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following discussion is based on the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and administrative rulings and practice, all as of the date hereof, all of which are subject to change, potentially with retroactive effect which could adversely affect the accuracy of the statements and conclusions set forth herein. No ruling from the Internal Revenue Service or opinion of counsel has been obtained in connection with the reverse stock split, and there can be no assurance that the Internal Revenue Service would not take a position contrary to that discussed herein, nor that such contrary position would not be sustained.

Other than in respect of a fractional share that is rounded up to a full share, no gain or loss should be recognized by a United States holder upon such stockholder’s exchange of pre-reverse stock split shares of Common Stock for post-reverse stock split shares of Common Stock pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any whole share received in exchange for a fractional share) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The United States holder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. Although the matter is not clear, it is possible that United States holders whose fractional shares resulting from the reverse stock split are rounded up to the nearest whole share will recognize gain, which may be characterized as either a capital gain or as a dividend, to the extent of the value of such rounded-up amount (i.e., less than one share).

No gain or loss will be recognized by us as a result of the reverse stock split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

July 8, 2021

By:	/s/ Robert Grinberg
Robert Grinberg
Director and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Victoria Rudman
Victoria Rudman
Chief Financial Officer and Director
(Principal Financial and Principal Accounting Officer)

By:	/s/ William Singer
William Singer
Director

By:	/s/ Dr. Charles Adelson
Dr. Charles Adelson
Director

ANNEX A

Amendment to Certificate of Incorporation

Reverse Stock Split and Share Authorization

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

For Office Use Only

Profit Corporation
Articles of Amendment

1. Corporation name:

Life Clips, Inc.

2. Article number(s) V is amended as follows:

**Article number(s) is not your filing ID number. Example: 2000-000123456*

The number of Common Shares the Company is authorized to issue after giving effect to reverse split as set forth in paragraph 3, below, shall be 5,000,000,000 (Five Billion)

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

In conjunction with this amendment the Company's Common Shares shall be reverse split on the bases of one (1) share for each fifteen (15) shares outstanding. No fractional shares will be issued. Any fraction shares shall be rounded up to the next whole share

4. The amendment was adopted on 06/24/2021.
(Date – mm/dd/yyyy)

P-Amendment – Revised August 2019

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: ______________________________ **Date:** ____________

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Robert Grinberg

Contact Person:

Title: CEO/Director

Daytime Phone Number:

Email:

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☐ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ Please submit one **originally signed** document.
- ☐ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☐ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

P-Amendment – Revised August 2019